EXHIBIT 10.1
AMENDMENT NO. 2
     AMENDMENT NO. 2 dated as of February 13, 2007 between THE GEO GROUP, INC. (formerly known as Wackenhut Corrections Corporation), a Florida corporation, as borrower (the “Borrower”), certain of its Subsidiaries executing this Amendment No. 2 on the signature pages hereto, as grantors (the “Grantors”), the Lenders executing this Amendment No. 2 on the signature pages hereto and BNP PARIBAS, in its capacity as Administrative Agent under the Credit Agreement referred to below (together with its permitted successors, the “Administrative Agent”).
     The Borrower, the lenders party thereto (including the Lenders executing this Amendment No. 2 on the signature pages hereto) and the Administrative Agent are parties to a Third Amended and Restated Credit Agreement dated as of January 24, 2007 (as modified and supplemented and in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit (by means of loans and letters of credit) to be made by said lenders to the Borrower in an aggregate principal or face amount not exceeding $515,000,000.
     The Borrower and the Lenders party hereto wish now to amend the Credit Agreement in certain respects, and accordingly, the parties hereto hereby agree as follows:
     Section 1. Definitions. Except as otherwise defined in this Amendment No. 2, terms defined in the Credit Agreement are used herein as defined therein.
     Section 2. Amendments. Subject to the satisfaction of the condition precedent specified in Section 3 below, but effective as of the date hereof, the Credit Agreement shall be amended as follows:
     2.01. References Generally. References in the Credit Agreement (including references to the Credit Agreement as amended hereby) to “this Agreement” (and indirect references such as “hereunder”, “hereby”, “herein” and “hereof”) shall be deemed to be references to the Credit Agreement as amended hereby.
     2.02. Cover Page.
     (a) The cover page of the Credit Agreement shall be amended to replace the reference therein to “BNP PARIBAS SECURITIES CORP., as Lead Arranger and Syndication Agent” with “BNP PARIBAS SECURITIES CORP., as Lead Arranger”.
     (b) The cover page of the Credit Agreement shall be amended to add the following after “BNP PARIBAS, as Administrative Agent,”:
     “BANK OF AMERICA, N.A., as Syndication Agent and WELLS FARGO FOOTHILL, INC., as Documentation Agent”.
     2.03. Statement of Purpose. The first “WHEREAS” Clause of the Statement of Purpose in the Credit Agreement shall be amended to delete “and as syndication agent” after “BNP Paribas, as administrative agent”.
     2.04. Definitions. Section 1.1 of the Credit Agreement shall be amended by amending the following definitions as follows (to the extent already included in said Section 1.1)

and adding the following definitions in the appropriate alphabetical location (to the extent not already included in said Section 1.1):
     “Acquisition Date” means January 24, 2007.”
     “Collateral Agreement” means the Third Amended and Restated Collateral Agreement of even date executed by the Borrower and each Restricted Domestic Subsidiary in favor of the Administrative Agent for the ratable benefit of itself and the other Secured Parties, substantially in the form of Exhibit J, as further amended, restated, supplemented or otherwise modified from time to time.”
     “Collateral Assignment” means the Third Amended and Restated Collateral Assignment Agreement of even date herewith executed by the Borrower or any of its Restricted Subsidiaries, as applicable, substantially in the form of Exhibit L, in favor of the Administrative Agent for the ratable benefit of itself and the other Secured Parties, as further amended, restated, supplemented or otherwise modified from time to time.”
     “Eligible Assignee” means, with respect to any assignment of the rights, interest and obligations of a Lender hereunder, a Person that is at the time of such assignment (a) a commercial bank organized under the laws of the United States or any state thereof, having combined capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (b) a commercial bank organized under the laws of any other country that is a member of the Organization of Economic Cooperation and Development, or a political subdivision of any such country, having combined capital and surplus in excess of Five Hundred Million Dollars ($500,000,000), (c) a finance company, insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and that has total assets in excess of One Billion Dollars ($1,000,000,000), (d) already a Lender hereunder (whether as an original party to this Agreement or as the assignee of another Lender), (e) the successor (whether by transfer of assets, merger or otherwise) to all or substantially all of the commercial lending business of the assigning Lender, (f) any Affiliate of an assigning Lender, (g) any Approved Fund or (h) any other Person that has been approved in writing as an Eligible Assignee by the Borrower (other than upon the occurrence and during the continuance of any Default or Event of Default, in which event such approval by the Borrower shall not be required) and the Administrative Agent.”
     “Excluded Subsidiary” has the meaning assigned thereto in Section 6.2(c)(iii).”
     “Guaranty Agreement” means the Third Amended and Restated Guaranty Agreement of even date executed by the Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the other Secured Parties, substantially in the form of Exhibit I, as further amended, restated, supplemented or otherwise modified from time to time.”
     “Joinder Agreement” means collectively, each joinder agreement executed in favor of the Administrative Agent for the ratable benefit of itself and the other Secured Parties, substantially in the form of Exhibit K.”
     “Mortgages” means the collective reference to each deed of trust, mortgage or other real property security document (including any amendment to any Mortgage existing on the Closing Date recorded in connection with the Existing Facility)

encumbering all real property now or hereafter owned by the Borrower or any Restricted Domestic Subsidiary, in each case, in form and substance reasonably satisfactory to the Administrative Agent and executed by the Borrower or any Restricted Domestic Subsidiary thereof in favor of the Administrative Agent, for the ratable benefit of itself and the other Secured Parties, as any such document may be amended, restated, supplemented or otherwise modified from time to time.”
     “Secured Parties” means all holders of Obligations.”
     “Term Loan Maturity Date” means the first to occur of (a) the seventh anniversary of the Acquisition Date, (b) in the event that the High-Yield Notes have not been refinanced on terms reasonably satisfactory to the Administrative Agent on or prior to January 15, 2013, January 15, 2013 and (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).”
     2.05. Swingline Loans. Section 2.2(b) of the Credit Agreement shall be amended to read as follows:
     “(b) Refunding.
     (i) Swingline Loans shall be refunded by the L/C Participants on demand by the Swingline Lender. Such refundings shall be made by the L/C Participants in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the L/C Participants on the books and records of the Administrative Agent. Each L/C Participant shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 2:00 p.m. (New York time) on the next succeeding Business Day after such demand is made. No L/C Participant’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other L/C Participant’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any L/C Participant’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other L/C Participant to fund its Revolving Credit Commitment Percentage of a Swingline Loan.
     (ii) The Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the L/C Participants are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower hereby authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to pay immediately the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the L/C Participants are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the L/C Participants in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 13.5 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).
     (iii) Each L/C Participant acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section 2.2 is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article VI. Further, each L/C Participant agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section 2.2, one of the events described in Section 12.1(i) or (j) shall have occurred, each L/C Participant will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each L/C Participant will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such L/C Participant a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any L/C Participant such L/C Participant’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such L/C Participant its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such L/C Participant’s participating interest was outstanding and funded).”
     2.06. Prepayments of Term Loans — Mandatory Prepayment of Loans. Sections 4.4(b)(i), (ii), (iii) and (iv) shall be amended to replace each reference therein to “Section 4.4(b)(vii)” with “Section 4.4(b)(vi)”.
     2.07. Changed Circumstances. Section 5.8(a) of the Credit Agreement shall be amended to replace the reference therein to “the Dow Jones Market Screen 3750” with “the Screen”.
     2.08. Conditions to Closing — Acquisition — New Collateral. Section 6.2(g)(iii) of the Credit Agreement shall be amended to replace the reference therein to “for the benefit of the Lenders and the Administrative Agent” with “for the benefit of the Secured Parties”.
     2.09. Conditions to Closing — Acquisition — New Collateral — Appraisals. Section 6.2(g)(iii)(I) of the Credit Agreement shall be amended to replace the reference therein to “forty-five (45) days” with “ninety (90) days”.
     2.10. Financial Statements and Projections. Sections 8.1(b) and (c) of the Credit Agreement shall be amended to read as follows:
     “(b) Annual Financial Statements. As soon as practicable and in any event within ninety-five (95) days after the end of each Fiscal Year (or, if either such date is earlier, on the date of any required public filing thereof, or five (5) Business Days following any date on which the Borrower may be required to file such statements), an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and audited by an independent certified public accounting firm acceptable to the Administrative Agent in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year, and accompanied by a report thereon by such certified public accountants that does not contain (i) a “going concern” or like qualification or exception or (ii) any qualification or exception with respect to scope limitations imposed by the Borrower or any of its Subsidiaries or (iii) any qualification with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP (it being understood and agreed that the Borrower’s filing of a Form 10-K with the SEC with respect to a Fiscal Year within the period specified above shall be deemed to satisfy the Borrower’s obligations under this Section 8.1(b) with respect to such Fiscal Year).
     (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within fifteen (15) days prior to the beginning of each Fiscal Year commencing for Fiscal Year 2007, a business plan or financial model of the Borrower and its Subsidiaries for such Fiscal Year to include the following: an operating and capital budget, a projected income statement, statement of cash flows and balance sheet (each, prepared in accordance with GAAP) and management’s assumptions underlying such projections, accompanied by a certificate from the chief financial officer or treasurer of the Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the Borrower and its Subsidiaries for such Fiscal Year.”
     2.11. Post-Closing Real Estate. Section 9.15 of the Credit Agreement shall be amended to replace the reference therein to “for the benefit of the Lenders and the Administrative Agent” with “for the benefit of the Secured Parties”.
     2.12. Leverage Ratios — Total Leverage Ratio. The table in Section 10.1(a) shall be amended to read as follows:

“Period	Maximum Ratio
Closing Date through the day preceding the last day of Fiscal Year 2008	5.50 to 1.0

The last day of Fiscal Year 2008 through the day preceding the last day of Fiscal Year 2009	4.75 to 1.0

The last day of Fiscal Year 2009 through the day preceding the last day of Fiscal Year 2010	4.25 to 1.0

The last day of Fiscal Year 2010 through the day preceding the last day of Fiscal Year 2011	3.50 to 1.0

The last day of Fiscal Year 2011 and thereafter	3.00 to 1.0”

     2.13. Leverage Ratios — Senior Secured Leverage Ratio. The table in Section 10.1(b) shall be amended to read as follows:

“Period	Maximum Ratio
Closing Date through the day preceding the last day of Fiscal Year 2008	4.00 to 1.0

The last day of Fiscal Year 2008 through the day preceding the last day of Fiscal Year 2009	3.25 to 1.0

The last day of Fiscal Year 2009 through the day preceding the last day of Fiscal Year 2010	2.75 to 1.0

The last day of Fiscal Year 2010 through the day preceding the last day of Fiscal Year 2011	2.25 to 1.0

The last day of Fiscal Year 2011 and thereafter	2.00 to 1.0”
     2.14. Fixed Charge Coverage Ratio. Section 10.2 of the Credit Agreement shall be amended to read as follows:
     “SECTION 10.2 Fixed Charge Coverage Ratio(A). As of any Fiscal Quarter end, permit the ratio of (a) the sum of (i) EBITDA for the period of four (4) consecutive Fiscal Quarters ending on such date plus (ii) Rental Expense (other than Rental Expense related to Synthetic Leases) and (iii) Non-Recourse Debt Service less (iv) Capital Expenditures (excluding (x) the purchase of assets listed on Schedule 4.4(b)(iii), (y) any acquisitions permitted under Section 11.3(a) and (z) with respect to Fiscal Year ending on or nearest to December 31, 2007, any acquisitions purchased with the Net Cash Proceeds from any offering of equity securities by the Borrower or any of its Restricted Subsidiaries) to (b) the sum of (i) Interest Expense paid in cash, (ii) any federal, state or local income taxes paid in cash by the Borrower and its Restricted Subsidiaries, (iii) scheduled principal payments required to be made by the Borrower and its Restricted Subsidiaries with respect to Debt, (iv) Rental Expense (other than Rental Expense related to Synthetic Leases), (v) Non-Recourse Debt Service and (vi) Restricted Payments, in each case for the period of four (4) consecutive Fiscal Quarters ending on such Fiscal Quarter end, to be less than the corresponding ratio set forth below:

Period	Minimum Ratio
June 28, 2008 through the day preceding the last day of Fiscal Year 2009	1.00 to 1.00

The last day of Fiscal Year 2009 and thereafter	1.10 to 1.00”
     2.15. Capital Expenditures. Section 10.3 of the Credit Agreement shall be amended to replace the reference therein to “of the sum of” with “up to the sum of”.
     2.16. Limitations on Debt.
     (a) Section 11.1(b) of the Credit Agreement shall be amended to read as follows:

     “(b) Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent entered into as a bona fide hedge and not for speculative purposes; provided that any counterparty that is a Lender or an Affiliate of any Lender at the time the Hedging Agreement is entered into shall be deemed satisfactory to the Administrative Agent;”
     (b) Section 11.1(f) of the Credit Agreement shall be amended to replace the reference therein to “for the benefit of the Administrative Agent and the Lenders” with “for the benefit of the Secured Parties”.
     2.17. Limitations on Liens. Section 11.2(e) of the Credit Agreement shall be amended to replace the reference therein to “for the benefit of the Administrative Agent and the Lenders” with “for the benefit of the Secured Parties”.
     2.18. Restricted Payments. Section 11.6 of the Credit Agreement shall be amended to read as follows:
     “SECTION 11.6 Restricted Payments. Declare, pay or make any Restricted Payment except (a) each Restricted Subsidiary may declare, pay and make Restricted Payments (i) to the Borrower and to Restricted Subsidiaries, (ii) pursuant to any agreements governing acquisitions otherwise permitted hereunder, (iii) in the case of non-wholly owned Restricted Subsidiaries, if made to all equity owners thereof on a pro rata basis and (iv) in the case of any real estate investment trust that is a Restricted Subsidiary, (1) to the equity holders thereof consisting of dividends on their equity interests therein in an aggregate amount not to exceed Seventy-Five Thousand Dollars ($75,000) per calendar year and (2) consisting of purchases or redemptions of such equity interests in an aggregate amount not to exceed Two Hundred Thousand Dollars ($200,000) during the term of this Agreement; and (b) the Borrower may declare, pay and make one or more (i) Restricted Payments in an aggregate amount after the Closing Date not to exceed Five Million Dollars ($5,000,000) during the term of this Agreement, so long as no Default or Event of Default has occurred and is continuing at the time such Restricted Payment is made or would result therefrom and (ii) Restricted Payments resulting from the cashless exercise of stock options.”
     2.19. Impairment of Security Interests. Section 11.13 of the Credit Agreement shall be amended to replace the reference therein to “for the benefit of itself and the Lenders” with “for the benefit of itself and the other Secured Parties”.
     2.20. Reversal of Payments. Section 14.7 of the Credit Agreement shall be amended to replace the reference therein to “for the ratable benefit of the Lenders” with “for the ratable benefit of the Secured Parties”.
     2.21. Successors and Assigns; Participations.
     (a) Section 14.10(a) of the Credit Agreement shall be amended to read as follows:
     “(a) Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Lenders, any other Secured Parties, all future holders of the Notes and their respective successors and assigns, except that the Borrower shall not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.”
     (b) Section 14.10(g) of the Credit Agreement shall be amended to read as follows:
     “(g) Disclosure of Information; Confidentiality. The Administrative Agent and the Lenders shall hold all non-public information with respect to the Borrower obtained pursuant to the Loan Documents (or any Hedging Agreement with a Lender or the Administrative Agent) in accordance with their customary procedures for handling confidential information; provided that (i) the Administrative Agent and the Lenders may disclose such non-public information to their respective Affiliates and to their and their Affiliates’ respective directors, officers, employees, agents, advisors and other representatives (it being understood that such parties agree to hold such information confidential in accordance with their transferor’s customary procedures for handling confidential information) and (ii) the Administrative Agent may disclose information relating to this Agreement to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications and provided further, that the Administrative Agent or any Lender may disclose any such information to the extent such disclosure is (i) required by law or requested or required pursuant to any legal process, (ii) requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including, without limitation, the National Association of Insurance Commissioners) or (iii) used in any suit, action or proceeding for the purpose of defending itself, reducing its liability or protecting any of its claims, rights, remedies or interests under or in connection with the Loan Documents (or any Hedging Agreement with a Lender or the Administrative Agent). Any Lender may, in connection with any assignment, proposed assignment, participation or proposed participation pursuant to this Section 14.10, disclose to the Purchasing Lender, proposed Purchasing Lender, Participant, proposed Participant, or to any pledgee referred to in Section 14.10(h), or to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor any information relating to the Borrower furnished to such Lender by or on behalf of the Borrower; provided that prior to any such disclosure, each such Purchasing Lender, proposed Purchasing Lender, Participant or proposed Participant, pledgee, contractual counterparty or professional advisor shall agree to be bound by the provisions of this Section 14.10(g). Notwithstanding any other provision in this Agreement, each of the parties hereto (and each employee, representative or other agent of any such party) may disclose to any and all Persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the transaction contemplated hereby and all materials of any kind (including opinions of other tax analyses) that are provided to such party relating to such U.S. tax treatment and U.S. tax structure, other than any information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws.”

     2.22. Amendments, Waivers and Consents. Section 14.11 of the Credit Agreement shall be amended to (a) delete subsection (l) thereof in its entirety and (b) replace the reference therein to “Section 4.4(b)(vii)” with “Section 4.4(b)(vi)”.
     2.23. Term of Agreement. Section 14.18 of the Credit Agreement shall be amended to replace the reference therein to “for the ratable benefit of itself and the Lenders” with “for the ratable benefit of itself and the other Secured Parties”.
     Section 3. Condition Precedent. The amendments set forth in Section 2 hereof shall become effective, as of the date hereof, upon the receipt by the Administrative Agent of counterparts of this Amendment No. 2 executed by the Borrower, the Grantors, the Administrative Agent and each Lender party to the Credit Agreement.
     Section 4. Appraisals. It is acknowledged and agreed by the Borrower that the real property appraisals and reliance letters to be delivered to the Administrative Agent pursuant to Section 6.2(g)(iii)(I) of the Credit Agreement were not received by the Administrative Agent as of the Closing Date and have not yet been received by the Administrative Agent as of the date hereof.
     Section 5. Security Documents; Secured Parties. It is acknowledged and agreed by the Borrower and the Grantors that references in the Security Documents and each Joinder Agreement to the Administrative Agent acting “for the benefit of the Lenders” or “for the ratable benefit of the Lenders” shall be deemed to mean the Administrative Agent acting “for the ratable benefit of the Secured Parties”. The Borrower and the Grantors hereby ratify and confirm the respective Guaranty Obligations and Liens granted by them under the Security Documents in favor of the Secured Parties.
     Section 6. Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 2 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 2 by signing any such counterpart. This Amendment No. 2 shall be governed by, and construed in accordance with, the law of the State of New York.
[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to the Credit Agreement to be duly executed and delivered as of the day and year first above written.

THE GEO GROUP, INC. (formerly known as Wackenhut Corrections Corporation), as Borrower
By:	/s/ John G. O'Rourke
	Name:	John G. O'Rourke
	Title:	Senior Vice President and Chief Financial Officer

CORRECTIONAL SERVICES CORPORATION, as Grantor
By:	/s/ John G. O'Rourke
	Name:	John G. O'Rourke
	Title:	Vice President, Finance

GEO ACQUISITION II, INC., as Grantor
By:	/s/ John G. O'Rourke
	Name:	John G. O'Rourke
	Title:	Vice President - Finance

GEO CARE, INC. (formerly known as Atlantic Shores Healthcare, Inc.), as Grantor
By:	/s/ John G. O'Rourke
	Name:	John G. O'Rourke
	Title:	Treasurer

GEO RE HOLDINGS LLC (formerly known as WCC RE Holdings LLC), as Grantor
By:	/s/ John G. O'Rourke
	Name:	John G. O'Rourke
	Title:	Senior Vice President, Treasurer

[Signature pages continue]

CPT OPERATING PARTNERSHIP, L.P., as Grantor
By:	/s/ John G. O'Rourke
	Name:	John G. O'Rourke
	Title:	Vice President - Finance

CPT LIMITED PARTNER, LLC, as Grantor
By:	/s/ John G. O'Rourke
	Name:	John G. O'Rourke
	Title:	Vice President - Finance

CORRECTIONAL PROPERTIES PRISON FINANCE LLC, as Grantor
By:	/s/ John G. O'Rourke
	Name:	John G. O'Rourke
	Title:	Vice President - Finance

PUBLIC PROPERTIES DEVELOPMENT AND LEASING LLC, as Grantor
By:	/s/ John G. O'Rourke
	Name:	John G. O'Rourke
	Title:	Vice President - Finance

[Signature pages continue]

BNP PARIBAS, as Lender
By:	/s/ Tilcia Toledo
	Name:	Tilcia Toledo
	Title:	Director

By:	/s/ Duane Helkowski
	Name:	Duane Helkowski
	Title:	Managing Director

BNP PARIBAS, as Administrative Agent
By:	/s/ Tilcia Toledo
	Name:	Tilcia Toledo
	Title:	Director

By:	/s/ Duane Helkowski
	Name:	Duane Helkowski
	Title:	Managing Director